EXHIBIT 2.1

                 STOCK ACQUISITION AND REORGANIZATION AGREEMENT

     THIS STOCK ACQUISITION AND REORGANIZATION AGREEMENT ("Agreement") is made and entered into in duplicate effective the 19th day of December 2000 ("Effective Date"), by and among MYG Corp., a Nevada corporation ("MYG"); Bisassist, Inc., a Texas corporation ("Bisassist"); and those persons specified more particularly on that schedule attached to this Agreement marked as Exhibit A, the provisions of which, by this reference, are made a part of this Agreement as though specified completely and specifically at length in this Agreement. For convenience, the persons specified in Exhibit A of this Agreement shall be referred to in this Agreement, collectively, as the "Shareholders" and any of them may be referred to in this Agreement, individually, as a "Shareholder".

                                    RECITALS

     A. Shareholders own 9,980,000 shares of the $.001 par value common stock of Bisassist, representing all of the issued and outstanding stock of Bisassist ("Shares").

     B. Shareholders desire to exchange all of the Shares for 9,980,000 shares of the $.001 par value common stock of MYG ("MYG Common Stock"), on the terms and subject to the conditions specified by the provisions of this Agreement.

     C. The Boards of Directors of Bisassist and MYG have determined that it is advisable and appropriate and in the best interests of the those corporations and their respective shareholders that the exchange contemplated by the provisions of Recital B specified above occur, on the terms and subject to the conditions specified by the provisions of this Agreement.

     D. The parties to this Agreement desire that the transaction contemplated by the provisions of this Agreement satisfy the requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto.

NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

                                    ARTICLE I

                                   DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

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     "Applicable Contract" -- any Contract (a) pursuant to which Bisassist has or may acquire any rights, (b) pursuant to which Bisassist has or may become subject to any obligation or liability, or (c) by which Bisassist or any of the assets owned or used by Bisassist is or may become obligated.

     "Best Efforts" -- the efforts that a prudent Person (defined below) desiring to achieve a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     "Bisassist"-- Bisassist Inc., a Texas corporation, as defined in the preamble of this Agreement.

     "Bisassist Disclosure Letter" -- the disclosure letter delivered by Shareholders to MYG concurrently with the execution and delivery of this Agreement.

     "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization (defined below)).

     "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including; but not limited to:

     (a) the transfer of the Shares by Shareholders to MYG in exchange for 9,980,000 shares of $.001 par value common stock of MYG;

     (b) the performance by MYG and the Shareholders of their respective covenants and obligations pursuant to this Agreement;

     (c) MYG's acquisition and ownership of the Shares and assumption of control of Bisassist;

     (d) the appointment of Calvin Mees as a director of MYG;

     (e) the appointment of Romie Krickbaum as a director of MYG;

     (f) the appointment of Tarja Morado as a director of MYG; and

     (g) the resignation of Bruce Younker as an officer and director of MYG.


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

     "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally obligating.

     "Effective Date" -- the date upon which this Agreement is signed and delivered by the parties hereto, as defined in the preamble of this Agreement.

     "Employee Benefit Plan" -- any "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA), "Employee Welfare Benefit Plan" (as defined in
Section 3(1) of ERISA), "Multi-employer Plan" (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of employees or former employees of Bisassist or beneficiaries thereof (as applicable), personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including, but not limited to, stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program, agreement or contract.

     "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any nature whatsoever, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health, and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or pursuant to applicable Environmental Law (defined below) or Occupational Safety and Health Law (defined below) and consisting of or relating to:

     (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

     (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising pursuant to Environmental Law or Occupational Safety and Health Law, including consultant and attorney fees;

     (c) financial responsibility pursuant to Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been


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

required or requested by any Governmental Body (defined below) or any other Person) and for any natural resource damages; or

     (d) any other compliance, corrective, investigative, or remedial measures required pursuant to Environmental Law or Occupational Safety and Health Law.

     The terms "removal," "remedial," and "response action," include the types of activities specified by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601 et seq., as amended ("CERCLA").

     "Environmental Law" -- any Legal Requirement (defined below) that requires or relates to:

     (a) advising appropriate authorities, employees, and the public of intended or actual releases of Hazardous Materials (defined below), violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

     (b) preventing or reducing to acceptable amounts the release of Hazardous Materials into the Environment;

     (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

     (d) assuring that products are designed, formulated, packaged, and used so that these products do not present unreasonable risks to human health or the Environment when used or disposed of;

     (e) protecting resources, species, or ecological amenities;

     (f) reducing to acceptable amounts the risks inherent in the transportation of Hazardous Materials;

     (g) cleaning up Hazardous Materials that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

     (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "ERISA" -- the Employee Retirement Income Security Act of 1974, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.


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

     "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by Bisassist and any buildings, plants, structures, or equipment (including motor vehicles, aircraft, and rolling stock) currently or formerly owned or operated by Bisassist.

     "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Bisassist Balance Sheet (defined in Section 3.5 of this Agreement) and the other financial statements referred to in Section 3.4 were prepared.

     "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or pursuant to the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" -- any:

     (a) nation, state, commonwealth, county, city, town, village, district, ward, or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign, or other government;

     (c) governmental or quasi-governmental authority of any nature whatsoever (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

     (d) multi-national organization or body; or

     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature whatsoever.

     "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release (defined below), storage, transfer, transportation, treatment, disposal or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, omission, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or Bisassist.

     "Hazardous Materials" -- any waste or other substance that is regulated, listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls ("PCBs") and asbestos or asbestos-containing materials.

     "IRC" -- the Internal Revenue Code of 1986, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.


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

     "IRS" -- the United States Internal Revenue Service, or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual should have been aware of such fact or other matter, after reasonable investigation thereof.

     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, manager, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "MYG"-- MYG Corp., a Nevada corporation, as defined in the preamble of this Agreement.

     "MYG Common Stock" -- the $.001 par value common stock of MYG, for which the Shareholders will transfer all the issued and outstanding stock of Bisassist.

     "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

     (b) such action is not required to be authorized by the Board of Directors of such Person (or by any Person or group of Persons having similar authority); and

     (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors of such Person (or by any Person or group of Persons exercising


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

similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same business as such Person.

     "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and the operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

     "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, fraternal organization, group, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Plan Affiliate" -- with respect to any Person, any other person or entity with whom the Person constitutes all or part of a controlled group, or which would be treated with the Person as under common control or whose employees would be treated as employed by the Person, pursuant to Section 414 of the IRC and any regulations, administrative rulings and case law interpreting the foregoing.

     "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Related Person"

     (a) with respect to a particular individual:

          (i) each other member of such individual's Family (defined below);

          (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (iii) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest (defined below); and

          (iv) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     (b) With respect to a specified Person other than an individual:

          (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;


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

          (ii) any Person that holds a Material Interest in such specified
     Person;

          (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (iv) any Person in which such specified Person holds a Material Interest;

          (v) any Person with respect to which such specified Person serves as a general partner, manager or a trustee (or in a similar capacity); and

          (vi) any Related Person of any individual described in clause (ii) or
     (iii) of this Subsection (b).

     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 pursuant to the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

     "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other release into the Environment, whether intentional or unintentional.

     "Reorganization" -- The exchange of MYG Common Stock for all of the Shares, pursuant to Section 368(a)(1)(B) of the Code.

     "Representative" -- with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Securities Act" -- the Securities Act of 1933, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Shareholders" -- the persons specified in Exhibit A of this Agreement.

     "Shares" -- as defined in the Recital A of this Agreement.

     "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's Board of Directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having


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

such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

     "Tax" -- Any tax, charge, fee, levy, interest, penalty, addition to tax or other assessment, including, but not limited to, income, provincial, excise, property "real, tangible personal or intangible personal", sales, use, gross receipts, business and occupation, value added and franchise tax, license, recording, documentation and registration fee and customs duty, imposed by any Governmental Body and any payment with respect thereto required pursuant to any tax sharing agreement.

     "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threat of Release" -- a substantial probability of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would cause a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter probably will be asserted, commenced, taken, or otherwise pursued in the future.

                                   ARTICLE II

                         REORGANIZATION AND REGISTRATION

     2.1 Qualifying "B" Reorganization. Pursuant to the requirements of Section 368(a)(1)(B) of the IRC and the regulations promulgated pursuant thereto, MYG will issue and deliver to Shareholders 9,980,000 shares of MYG Common Stock in exchange for the Shares. Immediately following such exchange, MYG shall have control (as defined in Section 368(c) of the IRC) of Bisassist.

     2.2 Implementation of Reorganization. Shareholders shall cause Bisassist to
(i) take all corporate actions and obtain all approvals and consents necessary to complete the Reorganization; (ii) secure the consent of any Person (if such consent is necessary) to the consummation of such Reorganization; (iii) file any and all necessary documents, returns, notices and applications with all Governmental Bodies necessary or appropriate to complete the Reorganization;
(iv) deliver the Bisassist Disclosure Letter; and (v) deliver and transfer the certificates representing and evidencing the Shares, together with stock powers duly endorsed in blank with signatures guaranteed by Bisassist's transfer agent.


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

     2.3 Obligations upon Execution. Upon the execution of this Agreement:


     (a) Shareholders will deliver to MYG:

          (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to MYG; and

          (ii) the Bisassist Disclosure Letter;

     (b) MYG will deliver to Shareholders:

          (i) one or more certificates evidencing and representing 9,980,000 shares of MYG Common Stock; and

     (c) MYG will deliver to Bisassist:

          (i) a director's resolution appointing Calvin Mees, Tarja Morado and Romie Krickbaum as members of MYG's Board of Directors; and

          (ii) a letter of resignation executed by Bruce Younker whereby Bruce Younker resigns as an officer and a director of MYG.

     2.4 Shareholders Representative. The Shareholders hereby irrevocably, unconditionally and forever designate and appoint Calvin Mees, 1353 Middleton Drive, Cedar Hill, Texas 75104, as their agent and attorney in fact (the "Shareholders' Representative") with full and complete power and authority to execute, deliver, and receive on their behalf all notices, requests, and other communications pursuant to this Agreement; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement and the Contemplated Transactions as such agent deems appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares of MYG Common Stock to be issued to the Shareholders pursuant to this Agreement or increase the extent of their obligation.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                          OF SHAREHOLDERS AND BISASSIST

     Bisassist and the Shareholders jointly and severally represent and warrant to MYG as follows:


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

     3.1 Organization and Good Standing.

     (a) Part 3.1 of the Bisassist Disclosure Letter contains a complete and accurate list for Bisassist, of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Bisassist is a corporation duly organized, validly existing, and in good standing pursuant to the laws of its jurisdiction of incorporation, with full and complete corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations pursuant to Applicable Contracts. Bisassist is duly qualified to do business as a foreign corporation and is in good standing pursuant to the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

     (b) Bisassist has delivered to MYG true and correct copies of the Organizational Documents of Bisassist, as currently in effect.

     3.2 Authority; No Conflict.

     (a) This Agreement constitutes the legal, valid, and binding obligation of Shareholders, enforceable against Shareholders in accordance with its terms. Shareholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations pursuant to this Agreement, and Shareholders and Bisassist have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement.

     (b) Except as set forth in Part 3.2 of the Bisassist Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Bisassist, or (B) any resolution adopted by the Board of Directors or the stockholders of Bisassist;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Bisassist or any Shareholder, or any of the assets owned or used by Bisassist, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Bisassist or that otherwise relates to the business of, or any of the assets owned or used by Bisassist;

          (iv) cause MYG or Bisassist to become subject to, or to become liable for the payment of, any Tax;


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          (v) cause any of the assets owned by Bisassist to be reassessed or revalued by any taxing authority or other Governmental Body;

          (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

          (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Bisassist.

         Except as set forth in Part 3.2 of the Bisassist Disclosure Letter, neither Bisassist nor any Shareholder is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     (c) Shareholders are acquiring the MYG Common Stock for their own accounts and not with an intention of distribution within the meaning of Section 2(11) of the Securities Act. Each of the Shareholders, each a shareholder of Bisassist who is signing this Agreement, severally and not jointly, represents and confirms to MYG that he or she (i) is an accredited investor within the meaning of Rule 501(a) pursuant to the Securities Act or, if not such an accredited investor, has, alone or together with a purchaser representative within the meaning of Rule 501(h) pursuant to the Securities Act, such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in MYG's securities; (ii) is aware of the limits on resale of the MYG Common Stock imposed because of the nature of the Contemplated Transactions (Rule 144); and (iii) is receiving the MYG Common Stock without registration pursuant to the Securities Act, in reliance on the exemption from registration specified in Section 4(2) of the Securities Act for investment, and without any intent to sell, resell, or otherwise distribute the MYG Common Stock in any manner that is in violation of the Securities Act. The certificate representing the MYG Common Stock, when delivered to the Shareholders, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such securities, and may have placed upon them the following legend:

     THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION PURSUANT TO THE SECURITIES ACT OF 1933. THOSE SECURITIES MAY NOT BE TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNLESS THE TRANSFEROR FIRST SATISFIES THE ISSUER AND ITS COUNSEL THAT THE PROPOSED TRANSFER, IN THE MANNER PROPOSED, DOES NOT VIOLATE THE REGISTRATION REQUIREMENTS OF THAT ACT.

     Each Shareholder agrees not to attempt any transfer of any of the MYG Common Stock without first complying with the substance of that legend and agrees that the satisfaction of MYG may, if MYG so requests, depend in part upon an opinion of counsel acceptable in form and substance to MYG, a no-action letter of the United States Securities and Exchange Commission, or equivalent evidence. Each of the Shareholders acknowledges, without limitation, that the foregoing agreement and representation shall apply to the MYG Common Stock issued to such Shareholders.


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

     3.3 Capitalization. The authorized equity securities of Bisassist consist of 100,000,000 shares of $.001 par value common stock and 50,000,000 shares of $.001 par value preferred stock, of which 9,980,000 shares of common stock are issued and outstanding, all of which issued and outstanding shares constitute the "Shares." The Shareholders are the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Part 3.3 of the Bisassist Disclosure Letter sets forth the ownership of the Shares. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except for this Agreement, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Bisassist. None of the Shares were issued in violation of the Securities Act or any other Legal Requirement. Bisassist does not own, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     3.4 Options, Warrants and Other Rights and Agreements Affecting Bisassist's Capital Stock. Bisassist has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other securities, as defined by the provisions of the Securities Act, or any commitments, agreements, arrangements or understandings of any manner or nature whatsoever obligating Bisassist, in any such case, to issue shares of Bisassist's capital stock or other securities or securities convertible into or evidencing the right to purchase shares of Bisassist's capital stock or other securities. Neither Bisassist nor any officer, director, or shareholder of Bisassist is a party to any agreement, understanding, arrangement or commitment, or obligated by any provision which creates any rights in any person with respect to the authorization, issuance, voting, sale or transfer of any shares of Bisassist's capital stock or other securities.

     3.5 Financial Statements. Bisassist has delivered to MYG audited balance sheets of Bisassist as at November 30 in each of the years 1999 through 2000, inclusive, and the related audited statement of income for each of the fiscal years then ended (collectively, "Bisassist Balance Sheet"). Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Bisassist as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes; the financial statements referred to in this Section 3.5 present the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than Bisassist are required by GAAP to be included in the financial statements of Bisassist.

     3.6 Books and Records. The books of account, minute books, stock record books, and other records of Bisassist, all of which have been delivered to MYG, are complete and correct and have been maintained in accordance with competent business practices, including the maintenance of an adequate system of internal controls. The minute book of Bisassist contains accurate and complete records of all meetings held of, and corporate actions taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of Bisassist, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. Upon the execution of this Agreement, all of those books and records will be in the possession of Bisassist.

     3.7 Title to Properties; Encumbrances. Bisassist owns no real property or any interest therein. Part 3.7 of the Bisassist Disclosure Letter contains a complete and accurate list of all leaseholds of Bisassist. Bisassist owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that Bisassist purports to own, including all of the properties and assets specified in the Bisassist Balance Sheet (except for assets held pursuant to capitalized leases disclosed or not required to be disclosed in Part
3.7 of the Bisassist Disclosure Letter and personal property sold since the date of the Bisassist Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by Bisassist since the date of the Bisassist Balance Sheet (except for personal property acquired and sold since the date of the Bisassist Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets specified in the Bisassist Balance Sheet are free and clear of all Encumbrances. Neither the whole nor any portion of any property held by Bisassist is subject to any governmental decree or Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or any Person with or without payment compensation therefor, nor, if any such condemnation, expropriation or taking being proposed.

     3.8 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of Bisassist are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, and equipment of Bisassist are sufficient for the continued conduct of Bisassist's business after the Effective Date in substantially the same manner as conducted prior to the Effective Date.

     3.9 Accounts Receivable. All accounts receivable of Bisassist that are specified on the Bisassist Balance Sheet or on the accounting records of Bisassist as of the Effective Date (collectively, the "Bisassist Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Bisassist Accounts Receivable are current and collectible net of the respective reserves shown on the Bisassist Balance Sheet or on the accounting records of Bisassist as of the Effective Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Effective Date, will not represent a greater percentage of the Bisassist Accounts Receivable as of the Effective Date than the reserve specified in the Bisassist Balance Sheet represented by the Bisassist Accounts Receivable specified therein and will not represent a material adverse change in the composition of such Bisassist Accounts Receivable in terms of aging). Subject to such reserves, each of the Bisassist Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, pursuant to any Contract with any obligor of an Bisassist Accounts Receivable relating to the amount or validity of such Bisassist Accounts Receivable. Part 3.9 of the Bisassist Disclosure Letter specifies a complete and accurate list of all Bisassist Accounts Receivable as of the date of the Bisassist Balance Sheet and the aging of each Bisassist Accounts Receivable.

     3.10 Inventory. All inventory of Bisassist, whether or not specified in the Bisassist Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Bisassist Balance Sheet or on the accounting records of Bisassist as of the Effective Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Bisassist.

     3.11 No Undisclosed Liabilities. Except as set forth in Part 3.11 of the Bisassist Disclosure Letter, Bisassist has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations specified or reserved against in the Bisassist Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

     3.12 Taxes.

     (a) Bisassist has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Bisassist has delivered to MYG copies of all such Tax Returns filed since January 1, 1997. Bisassist has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Shareholders or Bisassist, except such Taxes, if any, as are listed in Part 3.12 of the Bisassist Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Bisassist Balance Sheet.

     (b) Part 3.12 of the Bisassist Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.12 of the Bisassist Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.12 of the Bisassist Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by Bisassist for all taxable years since 1997, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.12 of the Bisassist Disclosure Letter, neither Bisassist or any Shareholder has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Bisassist or for which Bisassist may be liable.

     (c) The charges, accruals and reserves with respect to Taxes on the books of Bisassist are adequate (determined in accordance with GAAP) and are at least equal to Bisassist's liability for Taxes. There exists no proposed tax assessment against Bisassist, except as disclosed in the Bisassist Balance Sheet or in Part 3.12 of the Bisassist Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by Bisassist. All Taxes that Bisassist is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (d) All Tax Returns filed by (or that include on a consolidated basis) Bisassist are true, correct, and complete. There is no tax sharing agreement that will require any payment by Bisassist after the date of this Agreement. Bisassist is not, nor during the 5 year period preceding the Effective Date has been, an "S" corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to MYG), neither Bisassist nor target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to MYG) has sold or will sell any property or assets to MYG or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes MYG. Part 3.12 of the Bisassist Disclosure Letter lists all such target affiliates.

     3.13 No Material Adverse Change. Since the date of the Bisassist Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Bisassist, and no event has occurred or circumstance exists that may result in such a material adverse change.

     3.14 Employee Benefits. Except as set forth in Part 3.14 of the Bisassist Disclosure Letter, neither Bisassist nor any Plan Affiliate of Bisassist has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights pursuant to or with respect to any Employee Benefit Plan, whether or not written, which could give rise to or result in Bisassist or such Plan Affiliate having any material debt, liability, claim or obligation of any kind or nature whatsoever, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. Correct and complete copies of all Employee Benefit Plans previously have been furnished to MYG. The Employee Benefit Plans are in compliance in all material respects with governing documents and agreements and with applicable laws. There has not been any act or omission by Bisassist pursuant to ERISA or the terms of the Employee Benefit Plans, or any other applicable law or agreement which could give rise to any liability of Bisassist, whether pursuant to ERISA, the IRC or other laws or agreements.

     3.15 Compliance with Legal Requirements; Governmental Authorizations.

     (a) Except as set forth in Part 3.15 of the Bisassist Disclosure Letter:

          (i) Bisassist is and has been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

          (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Bisassist of, or a failure on the part of Bisassist to comply with, any Legal Requirement, or (B) may result in any obligation on the part of Bisassist to undertake, or to pay all or any portion of the cost of, any remedial action of any nature, including pursuant to any Environmental, Health, and Safety Liability; and

          (iii) Bisassist has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Bisassist to undertake, or to pay all or any portion of the cost of, any remedial action of any nature, including pursuant to any Environmental, Health, and Safety Liability.

     (b) Part 3.15 of the Bisassist Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by Bisassist or that otherwise relates to the business of, or to any of the assets owned or used by, Bisassist. Each Governmental Authorization listed or required to be listed in Part 3.15 of the Bisassist Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.15 of the Bisassist Disclosure Letter:

          (i) Bisassist is and has been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.15 of the Bisassist Disclosure Letter;

          (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.15 of the Bisassist Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.15 of the Bisassist Disclosure Letter;

          (iii) Bisassist has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

          (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part
     3.15 of the Bisassist Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.15 of the Bisassist Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit Bisassist to conduct and operate its business lawfully in the manner Bisassist currently conducts and operates such business and to permit Bisassist to own and use its assets in the manner in which Bisassist currently owns and uses such assets.

     3.16 Legal Proceedings; Orders.

     (a) Except as set forth in Part 3.16 of the Bisassist Disclosure Letter, there is no pending Proceeding:

          (i) that has been commenced by or against Bisassist or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Bisassist; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Shareholders and Bisassist, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may result in or serve as a basis for the commencement of any such Proceeding. Bisassist has delivered to MYG copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.16 of the Bisassist Disclosure Letter. The Proceedings listed in Part 3.16 of the Bisassist Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of Bisassist.

     (b) Except as set forth in Part 3.16 of the Bisassist Disclosure Letter:

          (i) there is no Order to which Bisassist, or any of the assets owned or used by Bisassist, is subject;

          (ii) no Bisassist Shareholder is subject to any Order that relates to the business of, or any of the assets owned or used by, Bisassist; and

          (iii) no officer, director, agent, or employee of Bisassist is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Bisassist.

     (c) Except as set forth in Part 3.16 of the Bisassist Disclosure Letter:

          (i) Bisassist is and has been in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

          (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Bisassist, or any of the assets owned or used by Bisassist, is subject; and

          (iii) Bisassist has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Bisassist, or any of the assets owned or used by Bisassist, is or has been subject.

     3.17 Absence of Certain Changes and Events. Except as set forth in Part
3.17 of the Bisassist Disclosure Letter, since the date of the Bisassist Balance Sheet, Bisassist has conducted Bisassist's business only in the Ordinary Course of Business and there has not been any:

     (a) change in Bisassist's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Bisassist; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Bisassist of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     (b) amendment to the Organizational Documents of Bisassist;

     (c) payment or increase by Bisassist of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

     (d) adoption of, or increase in the payments to or benefits pursuant to, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Bisassist;

     (e) damage to or destruction or loss of any asset or property of Bisassist, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Bisassist, taken as a whole;

     (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Bisassist of at least $10,000.00;

     (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of Bisassist or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Bisassist, including the sale, lease, or other disposition of any of the Bisassist Intellectual Property Assets;

     (h) cancellation or waiver of any claims or rights with a value to Bisassist in excess of $10,000.00;

     (i) material change in the accounting methods used by Bisassist; or

     (j) agreement, whether oral or written, by Bisassist to do any of the foregoing.

     3.18 Contracts; No Defaults.

     (a) Part 3.18(a) of the Bisassist Disclosure Letter contains a complete and accurate list, and Bisassist has delivered to MYG true and complete copies, of all the Contracts with a value of at least $10,000.00 of Bisassist. Part 3.18(a) of the Bisassist Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of Bisassist pursuant to the Contracts, and Bisassist's office where details relating to the Contracts are located.

     (b) Except as set forth in Part 3.18(b) of the Bisassist Disclosure Letter:

          (i) no Shareholder (and no Related Person of any Shareholder) has or may acquire any rights pursuant to, and no Shareholder has or may become subject to any obligation or liability pursuant to, any Contract that relates to the business of, or any of the assets owned or used by, Bisassist; and

          (ii) no officer, director, agent, employee, consultant, or contractor of Bisassist is obligated by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Bisassist, or (B) assign to Bisassist or to any other Person any rights to any invention, improvement, or discovery.

     (c) Except as set forth in Part 3.18(c) of the Bisassist Disclosure Letter, each Contract identified or required to be identified in Part 3.18(a) of the Bisassist Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

     (d) Except as set forth in Part 3.18(d) of the Bisassist Disclosure Letter:

          (i) Bisassist is and has been in full compliance with all applicable terms and requirements of each Contract pursuant to which Bisassist has or had any obligation or liability or by which Bisassist or any of the assets owned or used by Bisassist is or was obligated;

          (ii) each other Person that has or had any obligation or liability pursuant to any Contract pursuant to which Bisassist has or had any rights is and has been in full compliance with all applicable terms and requirements of such Contract;

          (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Bisassist or other Person the right to declare a default or exercise any remedy pursuant to, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

          (iv) Bisassist has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default pursuant to, any Contract.

     (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Bisassist pursuant to current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by Bisassist have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     3.19 Insurance.

     (a) Bisassist has delivered to MYG:

          (i) true and complete copies of all policies of insurance to which Bisassist is a party, or any director of Bisassist, is or has been covered at any time within the three (3) years preceding the date of this Agreement;

          (ii) true and complete copies of all pending applications for policies of insurance; and

          (iii) any statement by the auditor of Bisassist's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

     (b) Part 3.19(b) of the Bisassist Disclosure Letter describes:

          (i) any self-insurance arrangement by or affecting Bisassist, including any reserves established pursuant thereto;

          (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Bisassist; and

          (iii) all obligations of Bisassist to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy pursuant to which such coverage is provided.

     (c) Part 3.19(c) of the Bisassist Disclosure Letter sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

          (i) a summary of the loss experience pursuant to each policy;

          (ii) a statement describing each claim pursuant to an insurance policy for an amount in excess of $10,000.00, which sets forth:

               (A) the name of the claimant;

               (B) a description of the policy by insurer, type of insurance, and period of coverage; and

               (C) the amount and a brief description of the claim; and

          (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

     (d) Except as set forth on Part 3.19(d) of the Bisassist Disclosure Letter:

          (i) All policies to which Bisassist is a party or that provide coverage to a Shareholder, Bisassist, or any director or officer of
     Bisassist:

               (A) are valid, outstanding, and enforceable;

               (B) are issued by an insurer that is financially sound and reputable;

               (C) taken together, provide adequate insurance coverage for the assets and the operations of Bisassist for all risks normally insured against by a Person carrying on the same business or businesses as Bisassist;

               (D) are sufficient for compliance with all Legal Requirements, Governmental Authorizations and Contracts to which Bisassist is a party or by which Bisassist is obligated;

               (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

               (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Bisassist.

          (ii) Neither Bisassist nor any Shareholder has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is not now in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations pursuant thereto.

          (iii) Bisassist has paid all premiums due, and have otherwise performed all of its obligations, pursuant to each policy to which Bisassist is a party or that provides coverage to Bisassist or director or officer thereof.

          (iv) Bisassist has given notice to the insurer of all claims that may be insured thereby.

     3.20 Employees.

     (a) Part 3.20 of the Bisassist Disclosure Letter contains a complete and accurate list of the following information for each employee or director of Bisassist, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1997; vacation accrued; and service credited for purposes of vesting and eligibility to participate pursuant to Bisassist's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any director plan.

     (b) No employee or director of Bisassist is a party to, or is otherwise obligated by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Bisassist Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of Bisassist, or (ii) the ability of Bisassist to conduct its business, including any Bisassist Proprietary Rights Agreement with any Shareholder or Bisassist by any such employee or director. To Shareholders' Knowledge, no director, officer, or other key employee of Bisassist intends to terminate his or her employment with Bisassist.

     (c) Part 3.20 of the Bisassist Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of Bisassist, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.21 Labor Relations; Compliance. Bisassist has not been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Bisassist relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Bisassist or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Bisassist, and no such action is contemplated by Bisassist. Bisassist has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Bisassist is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.22 Intellectual Property.

     (a) Bisassist (i) owns all the licenses, trademarks, tradenames, copyrights, marks, patents and applications for patents listed and attributed to it on Part 3.22(a) of the Bisassist Disclosure Letter (the "Bisassist Intellectual Property Assets"), (ii) neither owns nor uses any such items which are not listed in the Bisassist Disclosure Letter, (iii) pays no royalties to any Person with respect to any such items, and (iv) has full, complete, unfettered and lawful right to bring actions for the infringement thereof. Bisassist owns, or possesses adequate and enforceable rights to use, without payment of royalties, all licenses, trademarks, tradenames, copyrights, patents, trade secrets and processes necessary for the conduct of, or use in, its business as the same is presently being conducted.

     (b) Except as set forth on Part 3.22(b) of the Bisassist Disclosure Letter, Bisassist has no Knowledge nor has received any notice to the effect that any service or product it provides or sells, or any process, method, part or material it employees in its business for the use by it or another of any such service, may infringe, or is in conflict with, any asserted right of another Person. There is no pending or Threatened claim or litigation action against Bisassist contesting its right to use or the validity of any of the trademarks or tradenames listed on Part 3.22(a) of the Bisassist Disclosure Letter or asserting its misuse of any of the foregoing, which would deprive it of the right to assert its rights pursuant thereto or which would prevent the sale of any service provided or sold by it.

     3.23 Certain Payments. Neither Bisassist nor any director, officer, agent, or employee of Bisassist, or to Shareholders' Knowledge any other Person associated with or acting for or on behalf of Bisassist, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Bisassist or any Affiliate of Bisassist, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Bisassist.

     3.24 Disclosure.

     (a) No representation or warranty of Shareholders in this Agreement and no information specified in the Bisassist Disclosure Letter omits to specify a material fact necessary to make the information specified herein or therein, considering the circumstances in which that information was furnished, not misleading.

     (b) There is no fact known to any Shareholder that has specific application to any Shareholder or Bisassist (other than general economic or industry conditions) and that materially adversely affects or, as far as any Shareholder can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Bisassist that has not been set forth in this Agreement or the Bisassist Disclosure Letter.

     3.25 Relationships with Related Persons. Except as set forth on Part 3.25 of the Bisassist Disclosure Letter, no Shareholder or any Related Person of Shareholders or of Bisassist has or has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Bisassist's business. Except as set forth in Part 3.25 of the Bisassist Disclosure Letter, no Shareholder or any Related Person of Shareholders or of Bisassist is or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Bisassist, or (ii) engaged in competition with Bisassist with respect to any line of the products or services of Bisassist (a "Bisassist Competing Business") in any market presently served by Bisassist. Except as set forth in Part 3.25 of the Bisassist Disclosure Letter, no Shareholder or any Related Person of Shareholders or of Bisassist is a party to any Contract with, or has any claim or right against, Bisassist.

     3.26 Brokers or Finders. Shareholders and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.27 Corporate Resolutions. Bisassist has delivered to MYG a certified copy of the resolutions adopted by the Board of Directors of Bisassist authorizing execution, delivery and performance of this Agreement and the consummation of the Reorganization and a certificate of the Secretary of Bisassist, dated the Effective Date, to the effect that those resolutions were duly adopted and are in full force and effect and with respect to the authority and incumbency of the officers of Bisassist executing this Agreement.

     3.28 Take or Pay Contracts. Part 3.28 of the Bisassist Disclosure Letter specifies all Contracts pursuant to which Bisassist is required to purchase a minimum quantity of utilities, products or services or to make payment therefor. Bisassist has utilized the minimum quantity of utilities, products or services that Bisassist is required to utilize pursuant to such Contracts and Bisassist has made no prepayments for utilities, products or services that Bisassist has not utilized.

     3.29 Banking Relationships. Part 3.29 of the Bisassist Disclosure Letter specifies the names and locations of all banks, trust companies, savings and loans associations and other financial institutions at which Bisassist maintains its safe deposit boxes or accounts of any nature and the names of all persons authorized to have access there to, draw thereon or make withdrawals therefrom. Upon request, Bisassist and Shareholders will deliver to MYG copies of all records, including all signatures or authorization cards and the keys pertaining to safe deposit boxes.

     3.30 Further Assurances. Each Shareholder shall cooperate with MYG and provide such Shareholder's best efforts to assist MYG in connection with the continuity and smooth transition of the Bisassist businesses. At any time or from time to time, each Shareholder shall, at the request of MYG, take any and all action necessary or appropriate to put MYG in actual possession and control of Bisassist and shall execute and deliver such further instruments of sale, conveyance, transfer, assignment and consent and take such other action as MYG may request in order to sell, convey, transfer, deliver, assign, and set over to MYG all of the Shares and to confirm the title and possession thereto or to assist MYG in exercising its rights with respect thereto.

     3.31 Inspection of Books and Records. In recognition that MYG is a "reporting company" with the National Association of Securities Dealers, Inc., and that MYG may be required to include Bisassist's financial history in future filings, Bisassist agrees that in order to assist MYG and its attorneys, auditors, officers, directors and agents (collectively, "MYG Agents") to comply with applicable disclosure requirements, MYG and MYG Agents shall have the right at any reasonable time to inspect all books, records and documents of any kind of Bisassist. Such inspection by MYG and MYG Agents may be made in person or by an agent or attorney, and the right of inspection includes the right to copy and make abstracts of documents. Bisassist and its officers, directors, employees, agents and attorneys shall cooperate fully with MYG and MYG Agents in the preparation of any and all reports which require the reporting of Bisassist's financial history.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                     OF MYG

     MYG represents and warrants to Bisassist and Shareholders, and each of them, as follows:

     4.1 Organization and Good Standing.

     (a) MYG is a corporation duly organized, validly existing, and in good standing pursuant to the laws of its jurisdiction of incorporation, with full and complete corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations pursuant to Applicable Contracts. MYG is duly qualified to do business as a foreign corporation and is in good standing pursuant to the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

     (b) MYG has delivered to Bisassist true and correct copies of the Organizational Documents of MYG, as currently in effect.

     4.2 Authority; No Conflict.

     (a) This Agreement constitutes the legal, valid, and binding obligation of MYG, enforceable against MYG in accordance with its terms. MYG has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations pursuant to this Agreement, and MYG has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement.

     (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of MYG, or (B) any resolution adopted by the Board of Directors or the stockholders of MYG;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief pursuant to, any Legal Requirement or any Order to which MYG, or any of the assets owned or used by MYG, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by MYG or that otherwise relates to the business of, or any of the assets owned or used by, MYG; or

          (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy pursuant to, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract.

     MYG is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     (c) MYG is acquiring the Shares for MYG's own account and not with an intention of distribution within the meaning of Section 2(11) of the Securities Act. MYG is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act.

     4.3 Capitalization. The authorized equity securities of MYG consist of 50,000,000 shares of common stock, $.001 par value, of which 5,000 shares are issued and outstanding, as well as 10,000,000 shares of preferred stock, $.001 par value, of which none are issued and outstanding. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of MYG. All of the outstanding equity securities of MYG have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of MYG. None of the outstanding equity securities or other securities of MYG was issued in violation of the Securities Act or any other Legal Requirement. MYG does not own, and except for this Agreement, MYG has no Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     4.4 Books and Records. The books of account, minute books, stock record books, and other records of MYG, all of which have been delivered to Bisassist, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute book of MYG contains accurate and complete records of all meetings held of, and corporate actions taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of MYG, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute book. Upon the execution of this Agreement, all of those books and records will be in the possession of MYG.

     4.5 Corporate Resolutions. MYG has delivered to Bisassist a certified copy of the resolutions adopted by the Board of Directors of MYG authorizing execution, delivery and performance of this Agreement and the consummation of the Reorganization and a certificate of the Secretary of MYG, dated the Effective Date, to the effect that those resolutions were duly adopted and are in full force and effect and with respect to the authority and incumbency of the officers of MYG executing this Agreement.

     4.6 Financial Statements. MYG has delivered to Bisassist (a) an audited balance sheet of MYG as at July 6, 2000, and (b) an unaudited balance sheet of MYG as at September 30, 2000 (the "MYG Balance Sheet"), and the related unaudited statement of cash flows for the period from July 6, 2000 (inception) to September 30, 2000. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of MYG as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes; the financial statements referred to in this Section 4.6 present the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than MYG are required by GAAP to be included in the financial statements of MYG.

     4.7 No Undisclosed Liabilities. Except as set forth in Part 4.7 of the MYG Disclosure Letter, MYG has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations specified or reserved against in the MYG Balance Sheet or the MYG Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

     4.8 Taxes.

     (a) MYG has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. MYG has delivered to Bisassist copies of all such Tax Returns filed since July 6, 2000. MYG has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Shareholders or MYG, except such Taxes, if any, as are listed in Part 4.8 of the MYG Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the MYG Balance Sheet and the MYG Interim Balance Sheet.

     (b) Part 4.8 of the MYG Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 4.8 of the MYG Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 4.8 of the MYG Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by MYG for all taxable years and the resulting deficiencies proposed by the IRS. Except as described in Part 4.8 of the MYG Disclosure Letter, neither MYG or any Shareholder has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of MYG or for which MYG may be liable.

     (c) The charges, accruals and reserves with respect to Taxes on the books of MYG are adequate (determined in accordance with GAAP) and are at least equal to MYG's liability for Taxes. There exists no proposed tax assessment against MYG, except as disclosed in the MYG Balance Sheet or in Part 4.8 of the MYG Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by MYG. All Taxes that MYG is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (d) All Tax Returns filed by (or that include on a consolidated basis) MYG are true, correct, and complete. There is no tax sharing agreement that will require any payment by MYG after the date of this Agreement.

     4.9 No Material Adverse Change. Since the date of the MYG Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of MYG, and no event has occurred or circumstance exists that may result in such a material adverse change.

     4.10 Compliance with Legal Requirements; Governmental Authorizations.

     (a) Except as set forth in Part 4.10 of the MYG Disclosure Letter:

          (i) MYG is and has been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

          (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by MYG of, or a failure on the part of MYG to comply with, any Legal Requirement, or (B) may give result in any obligation on the part of MYG to undertake, or to pay all or any portion of the cost of, any remedial action of any nature, including pursuant to any Environmental, Health, and Safety Liability; and

          (iii) MYG has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding
     (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of MYG to undertake, or to pay all or any portion of the cost of, any remedial action of any nature, including pursuant to any Environmental, Health, and Safety Liability.

     4.11 Legal Proceedings; Orders.

     (a) Except as set forth in Part 4.11 of the MYG Disclosure Letter, there is no pending Proceeding:

          (i) that has been commenced by or against MYG or that otherwise relates to or may affect the business of, or any of the assets owned or used by, MYG; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of MYG, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give result in or serve as a basis for the commencement of any such Proceeding. MYG has delivered to Bisassist copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 4.11 of the MYG Disclosure Letter. The Proceedings listed in Part 4.11 of the MYG Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of MYG.

     (b) Except as set forth in Part 4.11 of the MYG Disclosure Letter:

          (i) there is no Order to which MYG, or any of the assets owned or used by MYG, is subject;

          (ii) no MYG shareholder is subject to any Order that relates to the business of, or any of the assets owned or used by, MYG; and

          (iii) no officer, director, agent, or employee of MYG is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of MYG.

     (c) Except as set forth in Part 4.11 of the MYG Disclosure Letter:

          (i) MYG is and has been in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

          (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which MYG, or any of the assets owned or used by MYG, is subject; and

          (iii) MYG has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which MYG, or any of the assets owned or used by MYG, is or has been subject.

     4.12 Absence of Certain Changes and Events. Except as set forth in Part
4.12 of the MYG Disclosure Letter, since the date of the MYG Balance Sheet, MYG has conducted MYG's business only in the Ordinary Course of Business and there has not been any:

     (a) change in MYG's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of MYG; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by MYG of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     (b) amendment to the Organizational Documents of MYG;

     (c) payment or increase by MYG of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

     (d) adoption of, or increase in the payments to or benefits pursuant to, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of MYG;

     (e) damage to or destruction or loss of any asset or property of MYG, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of MYG, taken as a whole;

     (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to MYG of at least $10,000.00;

     (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of MYG or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of MYG;

     (h) cancellation or waiver of any claims or rights with a value to MYG in excess of $10,000.00;

     (i) material change in the accounting methods used by MYG; or

     (j) agreement, whether oral or written, by MYG to do any of the foregoing.

     4.13 Contracts; No Defaults.

     (a) Part 4.13(a) of the MYG Disclosure Letter contains a complete and accurate list, and MYG has delivered to Bisassist true and complete copies, of all the Contracts with a value of at least $10,000.00 of MYG. Part 4.13(a) of the MYG Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of MYG pursuant to the Contracts, and MYG's office where details relating to the Contracts are located.

     (b) Except as set forth in Part 4.13(b) of the MYG Disclosure Letter, each Contract identified or required to be identified in Part 4.13(a) of the MYG Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

     (c) Except as set forth in Part 4.13(c) of the MYG Disclosure Letter:

          (i) MYG is and has been in full compliance with all applicable terms and requirements of each Contract pursuant to which MYG has or had any obligation or liability or by which MYG or any of the assets owned or used by MYG is or was obligated;

          (ii) each other Person that has or had any obligation or liability pursuant to any Contract pursuant to which MYG has or had any rights is and has been in full compliance with all applicable terms and requirements of such Contract;

          (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give MYG or other Person the right to declare a default or exercise any remedy pursuant to, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

          (iv) MYG has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default pursuant to, any Contract.

     (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to MYG pursuant to current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     4.14 Certain Payments. Neither MYG nor any director, officer, agent, or employee of MYG, or to MYG's Knowledge, any other Person associated with or acting for or on behalf of MYG, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of MYG or any Affiliate of MYG, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of MYG.

     4.15 Disclosure.

     (a) No representation or warranty of MYG in this Agreement and no information specified in the MYG Disclosure Letter omits to specify a material fact necessary to make the information specified herein or therein, considering the circumstances in which that information was furnished, not misleading.

     (b) There is no fact known to MYG that has specific application to MYG (other than general economic or industry conditions) and that materially adversely affects or, as far as MYG can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of MYG that has not been set forth in this Agreement or the MYG Disclosure Letter.

     4.16 Relationships with Related Persons. Except as set forth on Part 4.16 of the MYG Disclosure Letter, no shareholder of MYG or any Related Person of shareholder of MYG has or has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to MYG's business. Except as set forth in Part 4.16 of the MYG Disclosure Letter, no shareholder of MYG or any Related Person of a shareholder of MYG is or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with MYG, or (ii) engaged in competition with MYG with respect to any line of the products or services of MYG (a "MYG Competing Business") in any market presently served by MYG. Except as set forth in Part 4.16 of the MYG Disclosure Letter, no shareholder of MYG or any Related Person of a shareholder of MYG, is a party to any Contract with, or has any claim or right against, MYG.

     4.17 Brokers or Finders. MYG and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     4.18 Corporate Resolutions. MYG has delivered to Bisassist a certified copy of the resolutions adopted by the Board of Directors of MYG authorizing execution, delivery and performance of this Agreement and the consummation of the Reorganization and a certificate of the Secretary of MYG, dated the Effective Date, to the effect that those resolutions were duly adopted and are in full force and effect and with respect to the authority and incumbency of the officers of MYG executing this Agreement.

     4.19 Banking Relationships. Part 4.19 of the MYG Disclosure Letter specifies the names and locations of all banks, trust companies, savings and loans associations and other financial institutions at which MYG maintains its safe deposit boxes or accounts of any nature and the names of all persons authorized to have access there to, draw thereon or make withdrawals therefrom.

                                    ARTICLE V

                            INDEMNIFICATION; REMEDIES

     5.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letters, the certificates delivered pursuant to Sections 2.3(a)(i) and 2.3(b)(i), and any other certificate or document delivered pursuant to this Agreement will survive this Agreement. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     5.2 Indemnification and Payment of Damages by Majority Shareholders. Shareholders, jointly and severally, will indemnify and hold harmless MYG, and MYG's respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "MYG Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including reasonable costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

     (a) any Breach of any representation or warranty made by Shareholders or Bisassist in this Agreement, the Bisassist Disclosure Letter, or any other certificate or document delivered by Shareholders or Bisassist pursuant to this Agreement;

     (b) any Breach by any Shareholder or Bisassist of any covenant or obligation of such Shareholder or Bisassist in this Agreement; or

     (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Shareholder or Bisassist (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

     The remedies provided in this Section 5.2 will not be exclusive of or limit any other remedies that may be available to MYG or the MYG Indemnified Persons.

     5.3 Indemnification and Payment of Damages by MYG. MYG will indemnify and hold harmless Shareholders and Bisassist, and Shareholders and Bisassist's respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Shareholders and Bisassist Indemnified Persons") for, and will pay to the Shareholders and Bisassist Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including reasonable costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

     (a) any Breach of any representation or warranty made by MYG in this Agreement, the Disclosure Letter, or any other certificate or document delivered by MYG pursuant to this Agreement;

     (b) any Breach by MYG of any covenant or obligation of MYG in this Agreement; or

     (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with MYG (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

     The remedies provided in this Section 5.3 will not be exclusive of or limit any other remedies that may be available to Shareholders and Bisassist or the Shareholders and Bisassist Indemnified Persons.

     5.4 Procedure for Indemnification -- Third Party Claims.

     (a) Promptly after receipt by a Person indemnified pursuant to this Article V of notice of the commencement of any Proceeding against it, such indemnified Person will, if a claim is to be made against an indemnifying Person pursuant to this Article V, give notice to the indemnifying Person of the commencement of such claim, but the failure to notify the indemnifying Person will not relieve the indemnifying Person of any liability that it may have to any indemnified Person, except to the extent that the indemnifying Person demonstrates that the defense of such claim is prejudiced by the indemnifying Person's failure to give such notice.

     (b) If any Proceeding referred to in Section 5.4(a) is brought against an indemnified Person and it gives notice to the indemnifying Person of the commencement of such Proceeding, the indemnifying Person will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it desires (unless (i) the indemnifying Person is also a party to such Proceeding and the indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Person fails to provide reasonable assurance to the indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified Person and, after notice from the indemnifying Person to the indemnified Person of its election to assume the defense of such Proceeding, the indemnifying Person will not, as long as it diligently conducts such defense, be liable to the indemnified Person pursuant to this Article V for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If an indemnifying Person assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying Person without the indemnified Person's consent, unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Person; and (iii) the indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying Person of the commencement of any Proceeding and the indemnifying Person does not, within 10 days after the indemnified Person's notice is given, give notice to the indemnified Person of its election to assume the defense of such Proceeding, the indemnifying Person will be obligated by any determination made in such Proceeding or any compromise or settlement effected by the indemnified Person.

     (c) Notwithstanding the foregoing, if an indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified Person may, by notice to the indemnifying Person, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying Person will not be obligated by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which shall not be unreasonably withheld).

     (d) Shareholders hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any MYG Indemnified Person for purposes of any claim that a MYG Indemnified Person may have pursuant to this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Shareholders with respect to such a claim anywhere in the world.

     5.5 Procedure for Indemnification-- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                                   ARTICLE VI

                               GENERAL PROVISIONS

     6.1 Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay all expenses, costs and fees (including attorneys' fees) incurred by that party in connection with the Contemplated Transactions, including the preparation, execution and delivery of this Agreement and the ancillary agreements, schedules and documents related to the Contemplated Transactions.

     6.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as MYG and Shareholders shall mutually determine. Shareholders and MYG will consult with each other concerning the communication by which Bisassist's employees, customers, and suppliers and other Persons having dealings with Bisassist will be informed of the Contemplated Transactions, and MYG will have the right to be present for any such communication.

     6.3 Notices. All notices, consents, waivers, and other communications pursuant to this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt),
(b) sent by facsimile machine (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile machine numbers set forth below (or to such other addresses and facsimile machine numbers as a party may designate by notice to the other parties):

     If to the Shareholders:

          To the individuals, at the addresses set forth in Exhibit A.

     Bisassist:

          Bisassist, Inc.
          1353 Middleton Drive, Suite #200
          Cedar Hill, Texas 75104

     MYG:

          MYG Corp.
          23 Corporate Plaza, Suite 180
          Newport Beach, California  92663

     6.4 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right resulting from, this Agreement may be brought against any of the parties in the courts of the State of California, County of Orange, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     6.5 Further Assurances. The parties agree (a) to furnish upon request to each other such additional information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     6.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege pursuant to this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right resulting from this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     6.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the Agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written Agreement executed by the party to be charged with any such amendment.

     6.8 Bisassist Disclosure Letter.

     (a) The disclosures in the Bisassist Disclosure Letter must relate only to the representations and warranties in the section of the Agreement to which it expressly relates and not to any other representation or warranty in this Agreement.

     (b) In the event of any inconsistency between the statements in this Agreement and those in the Bisassist Disclosure Letter (other than an exception expressly set forth as such in such Disclosure Letter with respect to a specifically identified representation or warranty), the provisions of this Agreement will prevail and control.

     6.9 Assignments, Successors, and No Third-party Rights. No party may assign any of its rights pursuant to this Agreement without the prior written consent of the other parties, and any such assignment shall be null and void ab initio; provided, however, that MYG may assign any of its rights pursuant to this Agreement to any Subsidiary of MYG. Subject to the preceding sentence, this Agreement will apply to, obligate in all respects, and inure to the benefit of, the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy, or claim pursuant to or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     6.10 Severability. If any provision of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement determined to be invalid or unenforceable only in part or degree will remain in full force and effect to the extent not determined to be invalid or unenforceable.

     6.11 Section Headings, Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "section" or "sections" refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     6.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     6.13 Governing Law. This Agreement will be governed by the laws of the State of California, without regard to conflicts of laws principles.

     6.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.


            THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

                                          MYG Corp.,
                                          a Nevada corporation

                                          By:  /s/ Bruce Younker
                                               --------------------------------
                                               Bruce Younker

                                          Its: President

                                          By:  /s/ Bruce Younker
                                               --------------------------------
                                               Bruce Younker

                                          Its: Secretary

                                          Bisassist, Inc.,
                                          a Texas corporation

                                          By:  /s/ Calvin Mees
                                               --------------------------------
                                               Calvin Mees

                                          Its: President

                                          By:  /s/ Romie Krickbaum
                                               --------------------------------
                                               Romie Krickbaum

                                          Its: Secretary

                                          Shareholders of Bisassist, Inc.

                                          By:  /s/ Calvin Mees
                                               --------------------------------
                                               Calvin Mees

                                          Their: Agent and Attorney-in-Fact

                       Form of Bisassist Disclosure Letter

December 20, 2000

MYG Corp.
23 Corporate Plaza, Suite 180
Newport Beach, California  92663

Gentlemen:

     We refer to the Stock Acquisition and Reorganization Agreement (the "Agreement") to be entered into effective today between the persons specified in Exhibit A of the Agreement ("Shareholders"); Bisassist, Inc., a Texas corporation ("Bisassist"); and MYG Corp., a Nevada corporation ("MYG"), pursuant to which Shareholders exchanged with MYG and MYG acquired from Shareholders 9,980,000 shares of $.001 par common stock of Bisassist, which is 100% of the issued and outstanding $.001 par common stock of Bisassist, on the terms and subject to the conditions specified in the Agreement.

     This letter constitutes the Bisassist Disclosure Letter referred to in the Agreement. The representations and warranties of Bisassist and Shareholders in the Agreement are made and given subject to the disclosures in this Bisassist Disclosure Letter. The disclosures in this Bisassist Disclosure Letter are to be taken as relating to the representations and warranties in the section of the Agreement to which they expressly relate and to no other representation or warranty in the Agreement.

     Terms defined in the Agreement are used with the same meanings in this Bisassist Disclosure Letter. References to Appendices are to the Appendices to this Bisassist Disclosure Letter.

     By reference to Section 3 of the Agreement (using the numbering in such section), the following matters are disclosed:

                                            Very truly yours,

                                            Bisassist, Inc.,
                                            a Texas corporation

                                            By:
                                                 -------------------------------
                                                 Calvin Mees
                                            Its: President

                                            By:
                                                 -------------------------------
                                                 Romie Krickbaum
                                                 Its: Secretary

MYG acknowledges receipt of the Bisassist Disclosure Letter of which this is a duplicate (including the Appendices referred to therein).

                                             Dated:  December 20, 2000

                                             MYG Corp.,
                                             a Nevada corporation



                                             By:
                                                  ------------------------------
                                                  Bruce Younker

                                             Its: President

                                             By:
                                                  ------------------------------
                                                  Bruce Younker

                                             Its: Secretary

                          Form of MYG Disclosure Letter

December 20, 2000

Bisassist, Inc.
1353 Middleton Drive, Suite #200
Cedar Hill, Texas 75104

Gentlemen:

     We refer to the Stock Acquisition and Reorganization Agreement (the "Agreement") to be entered into effective today between the persons specified in Exhibit A of the Agreement ("Shareholders"); Bisassist, Inc., a Texas corporation ("Bisassist"); and MYG Corp., a Nevada corporation ("MYG"), pursuant to which Shareholders exchanged with MYG and MYG acquired from Shareholders 9,980,000 shares of $.001 par common stock of Bisassist, which is 100% of the issued and outstanding $.001 par common stock of Bisassist, on the terms and subject to the conditions specified in the Agreement.

     This letter constitutes the MYG Disclosure Letter referred to in the Agreement. The representations and warranties of MYG in the Agreement are made and given subject to the disclosures in this MYG Disclosure Letter. The disclosures in this MYG Disclosure Letter are to be taken as relating to the representations and warranties in the section of the Agreement to which they expressly relate and to no other representation or warranty in the Agreement.

     Terms defined in the Agreement are used with the same meanings in this MYG Disclosure Letter. References to Appendices are to the Appendices to this MYG Disclosure Letter.

     By reference to Section 3 of the Agreement (using the numbering in such section), the following matters are disclosed:

                                           Very truly yours,

                                           MYG Corp.,
                                           a Nevada corporation

                                           By:
                                                -------------------------------
                                                Bruce Younker
                                           Its: President

                                           By:
                                                -------------------------------
                                                Bruce Younker
                                                Its: Secretary

Bisassist acknowledges receipt of the MYG Disclosure Letter of which this is a duplicate (including the Appendices referred to therein).

                                           Dated:  December 20, 2000

                                           Bisassist, Inc.,
                                           a Texas corporation

                                           By:
                                                -------------------------------
                                                Calvin Mees

                                           Its: President

                                           By:
                                                -------------------------------
                                                Romie Krickbaum

                                           Its: Secretary

                           EXHIBIT A
                           ---------

       SHAREHOLDER                         ADDRESS
       -----------                         -------

Tarja Morado             1353 Middleton Drive, Cedar Hill, TX 75104            3,000,000

Cal Mees                 1353 Middleton Drive, Cedar Hill, TX 75104            1,500,000

Romie Krickbaum          708 Hillcrest Court, Cedar Hill, TX 75104             1,500,000

Ralph Rodriguez          1334 Boyd Street, Cedar Hill, TX 75104                  400,000

Kevin Krickbaum          820 Preston Road, Red Oak, TX 75154                     400,000

Arlin Mees               4727 Thunder Road, Dallas, TX 75244                     400,000

Addie McConachie         704 Bridgeport Dr.#3, Bismarck, ND 58504                400,000

Wade Vogel               1108 27th Ave. NW, Mandan, ND 58554                     400,000

Steve Wolff              208 5th Ave. NW, Mandan, ND 58554                       400,000

Tammy Hayes              2021 N. 3rd Street, Bismarck, ND 58501                  400,000

Ladonna Richardson       1455 N.W. Outrigger Loop, Oak Harbor, WA 98277          400,000

Norma Ballard            1525 Jesse Ramsey Blvd., Cedar Hill, TX 75104           400,000

Maria Morado             2736 McKinney Dr., Lancaster, TX 75146                  200,000

Judy Heck                204 Veretta Street, Mandan, ND 58554                      7,500

Don Vogel                701 39th Street N. Mandan, ND 58554                       7,500

John Gardner             1280 Caldara Drive, Co. Sp., CO 80904                     7,500

Bill Kramer              3840 Brookside Drive, Bedford, TX 76021                   7,500

Larry Nieters            3727 Kingston Drive, Bismarck, ND 58501                   7,500

Randy Binegar            1964 N. 20th Street, Bismarck, ND 58501                   7,500

Carmen Meisner           780 W. County Road, Roseville, MN 55113                   7,500

Orlando Robinson         1627 Highpointe Lane, Cedar Hill, TX 75104                7,500

Lou Prouse               211 Bob White, Desoto, TX 75123                           5,000

Bette Gregorio           2043 Noble View Drive, Rancho Palos Verdes, CA 90275      5,000

Lori Burden              1125 Garden Terrace, Irving, TX 75060                     5,000

          SHAREHOLDER                      ADDRESS
          -----------                      -------

Joy Brown                8323 E. Valley Ranch #517, Irving, TX 75038               5,000

Kelly Charles            87 Sea Holly Way, Henderson, NV 89014                     5,000

Barry Wentz              P.O. Box 25, Napoleon, ND 58561                           5,000

Bill Hopkins             1108 Hidden Ridge #2035, Irving, TX 75038                 5,000

Todd Broadway            2613 Brookdale Rd. #3, Moorhead, MN 56560                 5,000

Brian Hall               #8 Emeraude Way, Aliso Viejo, CA 92656                    5,000

Ron Terranova            8533 Vividviolet, Las Vegas, NV 89131                     5,000

Jim Allen                7536 Aberdon Rd, Dallas, TX 75252                         5,000

Dave Cawthon             13907 Montfort Dr. #1222, Dallas, TX 75240                5,000

Dave Clifton             753 Bandit Trail, Keller, TX 76180                        5,000

Dan Johnk                9794 Forest Lane #128, Dallas, TX 75243                   5,000

Aaron Solgarnck          2419 Ellis St. #554, Dallas, TX 75204                     5,000

Larry Mees               1714 Marian Dr., Bismarck, ND 58501                       5,000

Craig Johnson            567 Lakeview Dr., Woodbury, MN 55129                     40,000


                                   Page 2 of 2